Exhibit 99

Tactile Systems Technology, Inc. Reports Preliminary Full Year and Fourth Quarter 2016 Revenue Results

FY’16 Revenue Increased 32% to 34% Year-over-Year; Fourth Quarter Revenue Increased 27% to 32% Year-Over-Year

MINNEAPOLIS, Jan. 9, 2017 — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home, today reported preliminary revenue results for the full year and fourth quarter ended December 31, 2016.

Preliminary Full Year 2016 Revenue Summary:

•                  Full year 2016 revenue is expected to be in the range of $83.0 million to $84.0 million, representing growth of approximately 32% to 34% year-over-year. Full year 2016 revenue is expected to be comprised of:

•                  Flexitouch® revenue in the range of $72.2 million to $72.9 million, representing growth of approximately 32% to 33% year-over-year.

•                  Revenue from other products, which consists of revenue from sales of the Company’s Entré™ and ACTitouch® Systems, in the range of $10.8 million to $11.1 million, representing growth of approximately 33% to 36% year-over-year.

Preliminary Fourth Quarter Revenue Summary:

•                  Fourth quarter total revenue is expected to be in the range of $26.9 million to $27.9 million, representing growth of approximately 27% to 32% year-over-year. Fourth quarter total revenue is expected to be comprised of:

•                  Flexitouch® revenue in the range of $24.2 million to $24.9 million, representing growth of approximately 30% to 34% year-over-year.

•                  Revenue from other products, which consists of revenue from sales of the Company’s Entré™ and ACTitouch® Systems, in the range of $2.7 million to $3.0 million, representing growth of approximately 9% to 19% year-over-year.

This financial information is preliminary and subject to completion of the company’s year-end financial reporting processes and audit.  Tactile Medical intends to report its full year and fourth quarter 2016 financial results in March and will provide the anticipated report date in a subsequent press release.

About Tactile Systems Technology, Inc.

Tactile Systems Technology, Inc. (“Tactile Medical”) is a medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home. The Company is the sole manufacturer and distributor of the Flexitouch and Entré Systems, medical devices to help control symptoms of lymphedema, a chronic and progressive medical condition that is often an unintended consequence of cancer treatment, and the ACTitouch System, a medical device to treat venous leg ulcers and chronic venous insufficiency. The Company provides products for use both in the home and in health care institutions, including hospitals and vascular, wound and lymphedema clinics throughout the United States.  For additional information, please visit http://www.tactilemedical.com. To receive future press releases via email, please visit Investors.tactilemedical.com.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans.  In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC, including the final prospectus for the Company’s initial public offering. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

433-213-0500

investorrelations@tactilemedical.com

Media Inquiries:

Kristen Weaver

Director of Marketing Communications

Tactile Medical

612-355-5156

kweaver@tactilemedical.com